As filed with the Securities and Exchange Commission on February 22, 2007.

Registration No. 333-113863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

10880 Wilshire Blvd.

Suite 1400

Los Angeles, California 90024

(310) 996-8704

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Michael B. Lenard

Executive Vice President, Secretary and Counselor

Paladin Realty Income Properties, Inc.

10880 Wilshire Blvd.

Suite 1400

Los Angeles, California 90024

(310) 996-8704

(310) 996-8708 (facsimile)

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

John D. Wilson, Esq.

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

(404) 572-5100 (facsimile)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-113863

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to Form S-11 Registration Statement (333-113863) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-11:

21.1	List of subsidiaries of the Registrant.

23.3	Consent of KPMG LLP (independent registered public accounting firm).

23.4	Consent of KPMG LLP (independent auditors).

23.5	Consent of Imowitz Koenig & Co., LLP (independent registered public accounting firm).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to Form S-11 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Los Angeles, State of California, on the 22nd day of February, 2007.

PALADIN REALTY INCOME PROPERTIES, INC

By:	/S/ JAMES R. WORMS

Name:	James R. Worms
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to Form S-11 registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/S/ JAMES R. WORMS James R. Worms	President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2007
/S/ MICHAEL B. LENARD Michael B. Lenard	Executive Vice President, Secretary, Counselor and Director	February 22, 2007
/S/ JOHN A. GERSON John A. Gerson	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 22, 2007
* Harold H. Greene	Director	February 22, 2007
* Harvey Lenkin	Director	February 22, 2007
* Michael L. Meyer	Director	February 22, 2007
* Christopher H. Volk	Director	February 22, 2007

*By:	/S/ MICHAEL B. LENARD
Michael B. Lenard Attorney-in-fact

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EXHIBIT INDEX

Exhibit No.	Description

21.1	List of subsidiaries of the Registrant.

23.3	Consent of KPMG LLP (independent registered public accounting firm).

23.4	Consent of KPMG LLP (independent auditors).

23.5	Consent of Imowitz Koenig & Co., LLP (independent registered public accounting firm).